SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Centillium Communications, Inc.

(Name of Registrant as Specified in its Charter)

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Centillium Communications, Inc. 215 Fourier Avenue Fremont, California 94539 (510) 771-3700 Faraj Aalaei Chief Executive Officer

May 16, 2006

To Our Stockholders:

I am pleased to invite you to attend the annual meeting of stockholders of Centillium Communications, Inc. to be held on Wednesday, June 21, 2006, at 2:00 p.m. Pacific Time at our corporate headquarters in Fremont, California.

Details regarding admission to the Annual Meeting and the business to be conducted are more fully described in the enclosed Notice of Annual Meeting and Proxy Statement.

Also enclosed in this mailing, in addition to this document, are our 2005 Annual Report, which contains information about Centillium's business, including our 2005 financial statements; a proxy card for you to record your vote; and a return envelope for your proxy card.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope that you will vote as soon as possible. You may vote by completing and mailing the enclosed proxy card. Voting by written proxy will ensure your representation at the annual meeting, if you do not attend in person. Please review the instructions on the proxy card regarding specific instructions on how to vote by proxy.

Thank you for your ongoing support of, and continued interest in, Centillium.

Sincerely,

Faraj Aalaei Chief Executive Officer

CENTILLIUM COMMUNICATIONS, INC. 215 Fourier Avenue Fremont, California 94539 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To be held June 21, 2006

TO OUR STOCKHOLDERS:

The Annual Meeting of Stockholders of Centillium Communications, Inc. will be held at our corporate headquarters, 215 Fourier Avenue, Fremont, California 94539, on Wednesday, June 21, 2006, at 2:00 p.m. Pacific Time, for the following purposes:

1. To elect two Class III directors, each for a term of three years;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Only stockholders of record at the close of business on April 24, 2006 are entitled to vote at the meeting and any postponements or adjournments thereof.

All stockholders are invited to attend the meeting in person. Whether or not you plan to attend the meeting, to assure your representation at the meeting, please promptly sign and return the accompanying proxy card in the enclosed return envelope. Any stockholder of record attending the meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors

J. Scott Kamsler
Vice President, Chief Financial Officer and Secretary

Fremont, California
May 16, 2006

TABLE OF CONTENTS

Notice of Annual Meeting of Stockholders

Questions and Answers about the Proxy Materials and the Annual Meeting	1

Information Concerning Solicitation and Voting
General	4
Who Can Vote	4
How to Vote	4
Revoking Your Proxy	4
Required Votes	4
Stockholder Communications with Directors	5
Electronic Access to Proxy Materials and Annual Report	5

Proposal One: Election of Directors
Nominees	6
Required Vote; Recommendation of the Board	7
Directors Not Standing For Election	8
Board Meetings and Committees	9
Compensation Committee Interlocks and Insider Participation	11
Compensation of Directors	11

Report of the Audit Committee	13

Report of the Compensation Committee	14

Executive Officers and Executive Compensation
Executive Officers	16
Summary Compensation Table	17
Option Grants in Last Fiscal Year	18
Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	19
Report on Repricing of Options	19
Change of Control Agreements	20
Indemnification Agreements	22

Security Ownership of Certain Beneficial Owners and Management	23

Securities Authorized for Issuance Under Equity Compensation Plans
Equity Compensation Plans	25
Equity Compensation Plans Not Approved by Stockholders	26

Stock Price Performance Graph	27

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm Fee Information	28
Policy on Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm	29
Required Vote; Recommendation of the Board	29

Other Information
Annual Report	30
Other Business at the Annual Meeting	30
Method and Cost of Solicitation	30
Section 16(a) Beneficial Ownership Reporting Compliance	30
Deadline for Receipt of Stockholder Proposals	30

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?
A:

Our board of directors is providing these proxy materials to you in connection with our annual meeting of stockholders, which will take place on June 21, 2006. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?
A:

The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. Our 2005 Annual Report, a proxy card to record your vote and a return envelope are also enclosed.

Q:	What proposals will be voted on at the annual meeting?
A:	There are two proposals scheduled to be voted on at the annual meeting:
• the election of two directors, each to serve terms of three years and
• the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.
Q:	What is the board's voting recommendation?
A:

Our board of directors recommends that you vote your shares "FOR" each of the director nominees and "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Q:	Which of my shares can be voted?
A:

You can vote all shares you owned as of the close of business on April 24, 2006. These shares include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:

Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record: If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, you are considered the stockholder of record of those shares. As the stockholder of record, you have the right to grant your voting proxy directly to Centillium or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:	How can I vote my shares in person at the annual meeting?
A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the annual meeting?
A:

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting. You may vote by granting a proxy for those shares you hold directly as the stockholder of record or, for shares held in street name, by submitting voting instructions to your broker or nominee using the voting instruction card provided by your broker or nominee.

Q:	Can I change my vote?
A:

You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:	How are votes counted?
A:

In the election of directors, you may vote "FOR" the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm, you may vote "FOR", "AGAINST" or "ABSTAIN." If you "ABSTAIN," it has the same effect as a vote "AGAINST." If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors.

Q:	What is the voting requirement to approve each of the proposals?
A:

The two director nominees receiving the highest number of affirmative votes of the shares present or represented at the annual meeting and entitled to vote shall be elected as Class III directors. The ratification of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative "FOR" vote of a majority of those shares present and entitled to vote. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described below in "What is the quorum requirement for the annual meeting?" In tabulating the voting result for any particular proposal, shares which constitute broker non-votes are not considered entitled to vote.

Q:	What does it mean if I receive more than one proxy or voting instruction card?
A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.
Q:	Where can I find the voting results of the annual meeting?
A:

We will announce the preliminary voting results at the annual meeting and publish the final results in our quarterly report on Form 10-Q for the quarter ending June 30, 2006, which will be filed by August 9, 2006.

Q:	What happens if additional proposals are presented at the annual meeting?
A:

Other than the two proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holder, Faraj Aalaei, our CEO, and J. Scott Kamsler, our Vice President and Chief Financial Officer, and each of them, with full power of substitution, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of the nominees is not available as a candidate for director, the person named as proxy holder will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Q:	What is the quorum requirement for the annual meeting?
A:

The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted as of April 24, 2006. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	Who will count the vote?
A:	A representative of ADP will tabulate the votes and act as the Inspector of Elections.
Q:	Is my vote confidential?
A:

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Centillium or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the board of directors. Occasionally, stockholders provide written comments on their proxy card which are then forwarded to management.

Q:	Who will bear the cost of soliciting votes for the annual meeting?
A:

Centillium will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	May I propose actions for consideration at next year's annual meeting of stockholders or nominate individuals to serve as directors?
A:

You may submit proposals for consideration at future annual stockholder meetings, including director nominations. In order for a stockholder proposal to be considered for inclusion in our proxy statement for next year's annual meeting, the written proposal must be received by us no later than January 16, 2007, and should contain the information required under our bylaws. Such proposals will need to comply with the SEC's regulations regarding the inclusion of stockholder proposals in Centillium-sponsored proxy materials.

You may contact our corporate secretary for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CENTILLIUM COMMUNICATIONS, INC. PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our board of directors is soliciting proxies to be used at our annual meeting of stockholders to be held at our corporate headquarters, 215 Fourier Avenue, Fremont, California 94539, on Wednesday, June 21, 2006, at 2:00 p.m. Pacific Time, or at any adjournment or postponement of the annual meeting. The Company's telephone number at that location is 510-771-3700.

This proxy statement, the accompanying proxy card and our 2005 Annual Report were mailed on or about May 16, 2006 to all stockholders entitled to vote at the meeting.

Who Can Vote

Record holders of our common stock at the close of business on April 24, 2006 may vote at the meeting and any postponements or adjournments thereof. On April 24, 2006, 40,447,547 shares of our common stock were outstanding. Each stockholder has one vote for each share of common stock. Our common stock does not have cumulative voting rights.

How to Vote

Stockholders may vote by mail by signing, dating and mailing the enclosed proxy card. Stockholders who hold their shares through a bank or broker should vote their shares in the manner prescribed by their brokers. If you submit a signed proxy card but do not specify how to vote your shares on your proxy card, we will vote them in accordance with the recommendations of our board of directors for the proposals described in this proxy statement and on any other business that may come before the meeting.

Revoking Your Proxy

If you are a registered holder, you may revoke your proxy at any time before the closing of the polls on June 21, 2006 by:

• sending a written notice of revocation to the Secretary of Centillium prior to the annual meeting;
• submitting a properly signed proxy with a later date; or
• voting in person at the meeting.

If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

Required Votes

A majority of the shares of common stock issued and outstanding on April 24, 2006, present in person at the meeting or represented at the meeting by proxy, will constitute a quorum. Shares that are voted "FOR", "AGAINST", "ABSTAIN" or "WITHHELD" from a proposal are treated as being present at the meeting for purposes of establishing a quorum.

The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as "shares present" at the meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any matter as to which they are specified. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they don't have discretionary voting authority and haven't received instructions as to how to vote on those proposals (so-called "broker non-votes") are not considered "shares present" and will not affect the outcome of the vote.

Stockholder Communications with Directors

The board has implemented a process by which stockholders may send written communications directly to the attention of the board or any individual board member. The Chairman of the Nominating and Corporate Governance Committee, with the assistance of Centillium's internal legal department, is primarily responsible for monitoring communications from shareholders and providing copies of such communications to the other directors as he or she considers appropriate. This centralized process will assist the board in reviewing and responding to stockholder Stockholders who wish to communicate with the board can write to: Board of Directors, Centillium Communications, Inc., M/S BD COMM, 215 Fourier Avenue, Fremont, CA 94539, Attention: Legal. The name of any specific intended board recipient should be noted in the communication. Members of our board of directors are strongly encouraged but not required to attend the Annual Meeting of Stockholders. Two directors attended our 2005 Annual Meeting of Stockholders.

Electronic Access to Proxy Materials and Annual Report

Stockholders may view this proxy statement and our 2005 Annual Report to Stockholders over the Internet by accessing our website at www.centillium.com. Information on our Web site does not constitute part of this proxy statement. Stockholders can receive future proxy statements and annual reports over the Internet or by requesting paper copies by mail.

PROPOSAL ONE:    ELECTION OF DIRECTORS

Our board of directors is divided into three classes. Directors are elected to serve staggered three-year terms, such that the term of one class of directors expires each year. There are currently two directors in each of Class I, Class II and Class III. Two Class III directors will be elected at this Annual Meeting for a three-year term ending in 2009. We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the board of directors to substitute another person for one of the nominees, we will vote your shares for that other person.

Nominees

Unless otherwise instructed, the proxy holder will vote the proxies received by him for our two nominees named below, both of whom are presently directors of Centillium. The two nominees named below were approved by the Nominating and Corporate Government Committee and board of directors. In the event that any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a director.

Name of Nominee	Age	Principal Occupation	Director Since
Jere Drummond (1)	66	Vice Chairman (retired), BellSouth	May 2000
Faraj Aalaei	45	Chief Executive Officer, Centillium	January 2000

__________

(1)    Member of the Compensation and Management Development Committee and Nominating and Corporate Governance Committee

Set forth below are each nominee's principal occupations during the past five (5) years. There are no family relationships among any directors or executive officers of Centillium.

Jere Drummond has served on our board of directors since May 2000. Mr. Drummond was a senior executive at BellSouth Corp. since 1982, retiring as BellSouth's Vice Chairman on December 31, 2001. Mr. Drummond is a corporate director of AirTran Holdings, Inc. and Borg-Warner Automotive, Inc. He also serves on the boards of several non-profit organizations, including the Atlanta Symphony Orchestra, the Robert W. Woodruff Arts Center in Atlanta, and The Science and Technology Museum of Atlanta. He is also a trustee of the Georgia Tech Foundation, the Georgia State University Foundation, Atlanta Landmarks, and Darlington School. A native of Rome, Georgia, Mr. Drummond graduated from Georgia Institute of Technology and holds Master's Degrees from Georgia State University and Massachusetts Institute of Technology (MIT), where he was a Sloan Fellow.

Faraj Aalaei is our Chief Executive Officer and one of our co-founders. Mr. Aalaei served as our Vice President, Marketing and Business Development from our inception in February 1997 until January 2000, when he was named Chief Executive Officer. Prior to co-founding our Company, Mr. Aalaei was Director of Access Products at Fujitsu Network Communications, Inc., a designer and manufacturer of fiber-optic transmission and broadband switching platforms, from October 1993 to February 1997. Mr. Aalaei received a B.S. in Electrical Engineering Technology from Wentworth Institute of Technology, an M.S. in Electrical Engineering from the University of Massachusetts and an M.B.A. from the University of New Hampshire.

Required Vote; Recommendation of the Board

The two nominees for director receiving the highest number of affirmative votes of shares entitled to be voted for them shall be elected as Class III directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE REELECTION OF JERE DRUMMOND AND FARAJ AALAEI AS CLASS III DIRECTORS.

Directors Not Standing for Election

The members of our board of directors whose terms do not expire at this year's annual meeting and who therefore are not standing for election at this year's annual meeting are set forth below.

Name	Age	Class and Year in Which Term Expires	Principal Occupation
Sam Srinivasan	61	Class I, 2007	Chairman Emeritus, Health Language, Inc.
Robert C. Hawk	66	Class I, 2007	President, Hawk Communications, Inc.
Lip-Bu Tan	46	Class II, 2009	Chairman, Walden International
Kamran Elahian	51	Class II, 2008	Corp. General Partner, Global Catalyst Partners

Sam Srinivasan has served on our board of directors since January 2006. Since September 1996, Mr. Srinivasan has served as the Chairman of CyberPlus Corporation, formerly a software operating business. Mr. Srinivasan founded the business of Health Language, as a part of CyberPlus in 1998, incorporated it into a wholly owned subsidiary of CyberPlus in May 2000 and currently is Chairman Emeritus of Health Language, Inc. From May 2000 until November 2001, Mr. Srinivasan served as Chief Executive Officer of Health Language, Inc. From May 2000 until March 2002, Mr. Srinivasan served as Chairman of Health Language, Inc. From November 1988 until March 1996, Mr. Srinivasan served as Senior Vice President, Finance and Chief Financial Officer of Cirrus Logic. From May 1984 until November 1988, Mr. Srinivasan served as Director of Internal Audits and subsequently as Corporate Controller of Intel Corporation. Mr. Srinivasan currently serves on the board of SiRF Technology. Mr. Srinivasan holds a B.A. in commerce from Madras University, India and an M.B.A. from Case Western Reserve University.

Robert C. Hawk has served on our board of directors since November 1997. Mr. Hawk is President of Hawk Communications, Inc., a telecommunications company, and retired President and Chief Executive Officer of U.S. West Multimedia Communications, Inc., where he headed the cable, data and telephone communications business from 1985 to 1996. Previously, he was President of the Carrier Division of U.S. West. Mr. Hawk also served as Vice President of Marketing and Strategic Planning for CXC Corporation, and as a director of Advanced Systems Development for AT&T/American Bell, a telecommunications company. Mr. Hawk currently serves on the boards of several private companies. Mr. Hawk holds a B.A. in Business Administration from the University of Iowa and an M.B.A. from the University of San Francisco.

Lip-Bu Tan has served on our board of directors since April 1997. Since 1997, Mr. Tan has been the Founder and Chairman of Walden International, a venture capital firm. Mr. Tan is currently a director of Cadence Design Systems, Flextronics International, Integrated Silicon Solution, Leadis Technology, Semiconductor Manufacturing International Corporation, SINA, and numerous private companies. Mr. Tan holds an M.S. in Nuclear Engineering from the Massachusetts Institute of Technology, an M.B.A. from the University of San Francisco, and a B.S. in Physics from Nanyang University, Singapore.

Kamran Elahian is one of our co-founders and has served as Chairman of the board since we started operations in April 1997. Mr. Elahian has co-founded eleven Silicon Valley companies since 1981, including CAE Systems, a computer-aided engineering software company; Cirrus Logic, a semiconductor company; Momenta Corporation, a pen-based computer company; NeoMagic, a multimedia accelerator IC company; Planetweb, an Internet appliance software company; Actelis Networks, a broadband communications system company; Global Catalyst Partners, a venture capital fund for investments in communications product companies; Informative, an Internet software company; Entopia, a knowledge management software company; and Greenfield Networks, a telecommunications IC company; he also founded Schools Online, a non-profit organization bringing the power of the Internet to the disadvantaged schools around the world. In addition, Mr. Elahian currently serves as a director of Beceem and as the Chairman of Global Catalyst Partners, Planetweb, Actelis Networks, Entopia and Greenfield Networks. Mr. Elahian holds a B.S. in Computer Science, a B.S. in Mathematics and an M.E. in Computer Graphics from the University of Utah.

Board Meetings and Committees

The board held 4 meetings during the year ended December 31, 2005. Each director attended 75% or more of the aggregate number of meetings of the board. Each director attended 75% or more of the aggregate number of meetings of those committees of the board on which he served during 2005, except for Irwin Federman who resigned from the board in January 2006. Members of the board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2005. The board of directors has determined that the following directors are independent directors, as defined under rules of the Nasdaq Stock Market ("Nasdaq"): Jere Drummond, Kamran Elahian, Sam Srinivasan, Robert Hawk and Lip-Bu Tan.

The board of directors currently has three standing committees: the Audit Committee, Nominating and Corporate Governance Committee which we refer to as the Nominating Committee and the Compensation and Management Development Committee which we refer to as the Compensation Committee. From time to time, the board of directors may also create various ad hoc committees for special purposes.

Audit Committee

The Audit Committee is currently comprised of Mr. Srinivasan, Mr. Hawk and Mr. Elahian. Mr. Srinivasan joined the Audit Committee in January 2006. Mr. Federman was a member of the Audit Committee until January 2006. The Audit Committee met 5 times during 2005. The board of directors has adopted a written charter for the Audit Committee. The primary function of the Audit Committee is to assist the board of directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the stockholders and others, the systems of internal controls that management and the board of directors have established, the independence of our independent registered public accounting firm, the performance of our independent registered public accounting firm and internal audit staff, and our audit and financial reporting process, and to maintain free and open lines of communication among the Audit Committee, our independent registered public accounting firm and management. It is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for preparing our financial statements, and the independent registered public accounting firm is responsible for auditing those financial statements. However, the Audit Committee does consult with management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs. In addition, the Audit Committee is responsible for considering and recommending the appointment of, and reviewing fee arrangements with, our independent registered public accounting firm. The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee also has the authority to retain special legal, accounting or other consultants to advise it.

One of the requirements contained in the audit committee charter is that all committee members meet the independence and financial literacy requirements of the Nasdaq rules and the independence requirements of the SEC. The board of directors has determined that all members of the Audit Committee meet the independence and financial literacy requirements pertaining to the members of a company's audit committee under the current Nasdaq rules and the independence requirements of the SEC. Our board of directors has also determined that Mr. Srinivasan, the chairman of the audit committee, is an "audit committee financial expert" as that term is used in the rules of the SEC.

Compensation and Management Development Committee

Under the terms of the charter of the Compensation Committee, all members of the Compensation Committee must be independent directors, as defined under the Nasdaq rules. The Compensation Committee is currently comprised of Mr. Drummond and Mr. Elahian. Mr. Elahian joined the Compensation Committee in January 2006. Mr. Madavi was a member of the Compensation Committee until October 2005. The Compensation Committee makes recommendations to the board of directors concerning the salaries and other compensation paid to the executive officers, the granting of employee stock options and other compensation-related issues. Executive compensation matters were addressed at the meetings of the board of directors. In addition, the Compensation Committee met three times during 2005.

Nominating and Corporate Governance Committee

The Nominating Committee was established in February 2004, at which time the board of directors adopted a charter for the Nominating Committee. The Nominating Committee and Corporate Governance charter was amended in January 2005 to add the responsibility of overseeing the corporate governance of the company, and a current copy of which is available on our website (www.centillium.com). Pursuant to the charter of the Nominating Committee, all members of the Nominating Committee must be qualified to serve under the requirements of Nasdaq and any other applicable law, rule regulation and other additional requirements that the board deems appropriate. The Nominating Committee is currently comprised of Mr. Drummond and Mr. Elahian. Mr. Madavi was a member of the Nominating Committee until October 2005. The Nominating Committee met one time during 2005.

It is the policy of the Nominating Committee to consider both recommendations and nominations for candidates to the board of directors from stockholders. Stockholder recommendations for candidates to the board of directors must be directed in writing to our Secretary at the address of our principal executive offices and must include: the candidate's name, age, business address and residence address, the candidate's principal occupation or employment, the number of shares of the Company which are beneficially owned by such candidate, a description of all arrangements or understandings between the stockholder making such nomination and each candidate and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, detailed biographical data and qualifications of the candidate and information regarding any relationships between the candidate and the Company within the last three years, and any other information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. A stockholder's recommendation to the Secretary must also set forth: the name and address, as they appear on our books, of the stockholder making such recommendation, the number of shares of our common stock which are beneficially owned by the stockholder and the date such shares were acquired by the stockholder, any material interest of the stockholder in such nomination, any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his capacity as a proponent to a shareholder proposal, and a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate's willingness to serve, if elected.

The Company has established an advance notice procedure to properly bring certain matters, including stockholder proposals and director nominations, before an annual meeting of stockholders. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 calendar days prior to the date proxy statements were mailed to stockholders in connection with the previous year's annual meeting of stockholders.

Except as may be required by rules promulgated by Nasdaq or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the board of directors, nor are there specific qualities or skills that are necessary for one or more of the members of the board of directors to possess.

In identifying and evaluating the individuals that it recommends that the board of directors select as director nominees, the Nominating Committee utilizes the following process:

•    The Nominating Committee reviews the qualifications of any candidates who have been properly recommended or nominated by the stockholders, as well as those candidates who have been identified by management, individual members of the board of directors or, if the Nominating Committee determines, a search firm.

• The Nominating Committee evaluates the performance and qualifications of individual members of the board of directors eligible for re-election at the annual meeting of stockholders.

•    The Nominating Committee considers the suitability of each candidate, including the current members of the board of directors, in light of the current size and composition of the board of directors. In evaluating the suitability of the candidates, the Nominating Committee considers many factors, including, among other things, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and the like. The Nominating Committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of the board of directors as a whole.

•    After such review and consideration, the Nominating Committee recommends that the board of directors select the slate of director nominees, either at a meeting of the Nominating Committee at which a quorum is present or by unanimous written consent of the Nominating Committee.

• The Nominating Committee will endeavor to notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to the board of directors.
• The Nominating Committee evaluates and monitors matters of corporate governance.

Compensation Committee Interlocks and Insider Participation

Our board of directors established the Compensation Committee in April 1999. Prior to establishing the Compensation Committee, our board of directors as a whole performed the functions delegated to the Compensation Committee. No member of our Compensation Committee has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee. Since the formation of the Compensation Committee, none of its members has been an officer or employee of Centillium.

Compensation of Directors

Members of our board of directors who are not employees of Centillium - which includes all of our directors except for Mr. Aalaei, our Chief Executive Officer - receive a mix of cash and equity-based compensation for their service as directors. Mr. Aalaei does not receive any compensation for service as a director in addition to his regular employee compensation.

Cash Compensation

In April 2005, our board of directors adopted the following schedule of cash compensation for non-employee directors, such schedule to continue to be effective for the 2006 fiscal year:

  Each non-employee director will receive an annual fee of $16,000;
  In addition, the chairman of the Audit Committee will receive an annual fee of $12,000 and each of the other members of the Audit Committee will receive an annual fee of $6,000;
  In addition, the chairman of the Compensation Committee will receive an annual fee of $6,000 and each of the other members of the Compensation Committee will receive an annual fee of $3,000; and
  In addition, the chairman of the Nominating Committee will receive an annual fee of $6,000 and each of the other members of the Nominating Committee will receive an annual fee of $3,000.

Non-employee directors also receive cash fees of $1,500 for each board meeting attended in person and $500 for each board meeting attended via conference call. Non-employee directors do not receive any fees for attendance of committee meetings.

Non-employee directors do not receive any cash compensation from us for their services as directors other than the amounts described above. Further, directors may not receive any consulting, advisory or other compensatory fees from us apart from their compensation as directors.

Equity-based Compensation

Non-employee directors are eligible to receive options to purchase shares of our common stock. Under the terms of our 1997 Stock Plan, as amended and restated effective April 13, 2000, which we refer to as the 1997 Plan, each Outside Director (as such term is defined in the 1997 Plan) shall receive an initial grant upon becoming a member of our board of directors of an option to purchase 20,000 shares of our common stock, which vests as to 25% of the shares on the first, second, third and fourth anniversary of its date of grant, and an automatic grant of an option to purchase an additional 5,000 shares of common stock, which vests as to 100% of the shares on the first anniversary of its date of grant, after each annual meeting of stockholders if the director has served on the board of directors for at least the preceding six months. The exercise price for all options granted to our directors is equal to the fair market value of our common stock on the date of grant of such option.

During 2005, we granted stock options to our non-employee directors as follows:

Name of Director	Number of Shares	Exercise Price	Date of Grant
Jere Drummond	5,000 (1)	$2.10	06/21/05
Kamran Elahian	5,000 (1)	$2.10	06/21/05
Irwin Federman (2)	5,000 (1)	$2.10	06/21/05
Robert C. Hawk	5,000 (1)	$2.10	06/21/05
Syrus Madavi (3)	5,000 (1)	$2.10	06/21/05
Lip-Bu Tan	5,000 (1)	$2.10	06/21/05

(1)    Automatic annual grant under the 1997 Plan
(2)    Mr. Federman resigned from the board of directors effective January 18, 2006.
(3)    Mr. Madavi resigned from the board of directors effective October 17, 2005.

In April 2005, our board of directors determined to supplement the equity-based compensation described above that is automatically granted under the 1997 Plan by making an annual grant to each non-employee director of 5,000 shares of restricted common stock of the Company on the date of the annual meeting, with such shares vesting 100% on the first anniversary of the date of grant.

The board of directors expects to evaluate the compensation of our non-employee directors on an annual basis to ensure that we provide adequate incentives to attract and retain qualified directors.

Change of Control Agreements

During 2000, we entered into a change of control severance agreement with Mr. Elahian, Chairman of the board of directors. Under the terms of the agreement, if within 18 months following a change of control, as defined in the agreement, (1) Mr. Elahian terminates his position as Chairman of the board of directors with Centillium for good reason, as defined in the agreement, (2) we terminate his position without cause, as defined in the agreement, or (3) he dies or terminates his position due to disability, as defined in the agreement, Mr. Elahian is entitled to the accelerated vesting of all of his then-outstanding options to purchase our common stock. A further discussion of additional change in control agreements we have with members of our executive management team, including one with Mr. Aalaei can be found later in this proxy statement under the section entitled "Executive Officers and Executive Compensation - Change of Control Agreements."

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors is composed of three directors, each of whom is independent as defined by Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards.

The responsibilities of the Audit Committee include recommending to the board of directors an accounting firm to be engaged as Centillium's independent registered public accounting firm. Management is responsible for financial reporting process and internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of Centillium's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to oversee these processes. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in Centillium's Annual Report on Form 10-K for the year ended December 31, 2005 with management and the independent registered public accounting firm.

The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." In addition, the Audit Committee discussed with the independent registered public accounting firm their independence from Centillium and our management, including the written disclosures submitted to the Audit Committee by the independent registered public accounting firm as required by the Independent Standards Board Standard No. 1, "Independence Discussions with Audit Committees."

Based upon the Audit Committee's discussions with management and the independent registered public accounting firm and the Audit Committee's review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the board of directors include the audited consolidated financial statements in Centillium's Annual Report on Form 10-K for the year ended December 31, 2005.

The Audit Committee does include a director, Mr. Sam Srinivasan, who is determined by the board to meet the qualifications of "financial expert" as defined by the rules and regulations of the SEC. This designation is an SEC disclosure requirement. It does not impose on him any duties, obligations or liability that are greater than those imposed on him as a member of the Board and the Audit Committee. Mr. Srinivasan's designation as a "financial expert" does not affect the duties, obligations or liability of any other member of the Audit Committee or the board.

Audit Committee of the Board of Directors

Sam Srinivasan
Robert C. Hawk
Kamran Elahian

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

The Compensation Committee, comprised of non-employee directors, sets, reviews and administers our executive compensation program. The role of the Compensation Committee is to recommend the compensation of our Chief Executive Officer and our other executive officers to the board of directors for approval.

Compensation Philosophy.    Our compensation philosophy is that cash incentive compensation of executive officers should be directly linked to our short-term performance and that longer-term incentives, such as stock options, should be aligned with the objective of enhancing stockholder value over the long term. The use of stock options clearly links the interests of our officers and employees to the interests of our stockholders. In addition, the Compensation Committee believes that total compensation packages must be competitive with other companies in the industry to ensure that Centillium can continue to attract, retain and motivate key employees who are critical to our long-term success.

Components of Executive Compensation.    The principal components of executive compensation are currently base salary, cash bonus and stock options.

Base salaries are set based on competitive factors and the historic salary structure for various levels of responsibility within Centillium. The Compensation Committee periodically conducts surveys of companies in our industry in order to determine whether our executive base salaries are in a competitive range. Generally, salaries are set in the middle of the range.

In addition, we rely on variable compensation in order to emphasize the importance of performance. The cash bonus for executive officers is based on achievement of certain objectives, including objectives relating to our net operating performance. The principal equity component of executive compensation is our employee stock option program. Stock options are generally granted when an executive joins us and additional options may be granted from time-to-time thereafter. The options granted to executives generally vest over a four (4) year period, although exceptions may be made when deemed necessary or appropriate. We intend to grant additional options to executive officers from time-to-time based on performance and potential. Stock options provide a means of retention and motivation for our senior level executives and also align the executive's interests with long-term stock price appreciation. In addition, executives are eligible to participate in a payroll deduction employee stock purchase plan pursuant to which stock may be purchased at 85% of the fair market value at the beginning or end of each offering period, whichever is less (up to a maximum of $25,000 worth of stock per calendar year or 10% of salary, whichever is less).

Other elements of executive compensation include the ability to participate in a company-wide life insurance program, supplemental life insurance, long-term disability insurance, company-wide medical benefits and the ability to defer compensation pursuant to a company-wide 401(k) plan.

In 2005, we revised our bonus program for executive officers as part of our continuous effort to align the bonus program with our key goals and initiatives. This executive bonus program is based on achieving defined revenue and earnings goals and key corporate initiatives. The executive officers are eligible to participate provided that they are employed full-time during the bonus period, and are employed at the time the bonus is to be paid.

Chief Executive Officer Compensation.    Compensation for Faraj Aalaei, our Chief Executive Officer, is consistent with the philosophies and practices described above for executive officers in general. During 2005, the annual base salary for Mr. Aalaei was $375,000, and Mr. Aalaei was granted options to purchase 500,000 shares of our common stock. In 2005, Mr. Aalaei earned a performance bonus of $336,222 based on meeting certain revenue, earnings and key corporate initiatives. During 2005, Mr. Aalaei received no other material compensation or benefits not provided to all executive officers.

Ongoing Review.    The Compensation Committee will be evaluating our compensation policies on an ongoing basis to determine whether they are appropriate to attract, retain and motivate key personnel. The Compensation Committee may determine accordingly that it is appropriate to increase salaries, award additional stock options or grants of restricted stock or provide other short-term or long-term compensation to senior managers, including executive officers.

Impact of Section 162(m) of the Internal Revenue Code.    The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) generally disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance-based. In general, it is our policy to qualify, to the maximum extent possible, its executives' compensation for deductibility under applicable tax laws. In approving the amount and form of compensation for our executive officers, the Compensation Committee will continue to consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m).

Compensation Committee of the
Board of Directors

Jere Drummond
Kamran Elahian

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers

In addition to Mr. Aalaei, our Chief Executive Officer, whose information appears above, set forth below are each of our other executive officers. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
J. Scott Kamsler	58	Vice President and Chief Financial Officer
Jitesh Vadhia	47	Senior Vice President and General Manager
Wayne Gartin	58	Vice President of Worldwide Sales

J. Scott Kamsler joined Centillium as Vice President and Chief Financial Officer in July 2004. Prior to joining Centillium, Mr. Kamsler served as Vice President of Operations at Wyse Technology Inc. from 2003 to 2004. He also served as Chief Financial Officer at Tasman Networks, Inc. from 2000 to 2002, RangeStar Wireless, Inc. in 2000 and Symmetricom, Inc. from 1989 to 1998. In addition, he previously served as Vice President, Finance and Chief Financial Officer at Solitec, Inc., DSP Technology Inc. and E-H International, Inc. He was also a co-founder and a board member of DSP Technology. In addition, Mr. Kamsler held various finance positions at Intel Corporation. He is a certified public accountant and was an auditor with Peat Marwick Mitchell. Mr. Kamsler received his Bachelor of Arts degree from Willamette University and his M.B.A. from the University of Washington.

Jitesh Vadhia joined Centillium as Senior Vice President and General Manager in April 2005. Prior to joining Centillium, Mr. Vadhia held various positions of increased executive responsibility at Zarlink Semiconductor Corporation from 2001 to 2005, most recently as Senior Vice President and General Manager, Network Communications. From 1986 to 2001, Mr. Vadhia held various senior positions at National Semiconductor Corporation, including Product Line Director and Senior Marketing Director. Prior to that, Mr. Vadhia served as European Marketing Engineer at Hewlett-Packard Corporation. Mr. Vadhia holds a M.Sc. in Fiber Communications, Electro-Optics and Laser Technology from the University of Essex and a B.Sc. (Hon.) in Physics from the University of London in the United Kingdom.

Wayne Gartin joined Centillium as Vice President of Worldwide Sales in September 2004. Mr. Gartin served as Vice President of Worldwide Sales at Bandwidth9, Inc. from 2003 to 2004, Vice President of Worldwide Sales at Agility Communications, Inc. from October 2001 to 2003, Senior Director of Marketing at Infineon Technologies AG from March 2001 to October 2001 and Vice President of Sales at EnThink, Inc. from 1999 to March 2001. In addition, prior to that, he was Director, OEM Sales at Lucent Technologies, Inc. and also held sales and marketing management positions at Adaptec, Inc. and Intel Corporation. Mr. Gartin received his Bachelor of Arts in Mathematics and Computer Science and his M.B.A. from the University of Utah.

Summary Compensation Table

The following table provides certain summary information concerning compensation paid to or accrued for 2005, 2004 and 2003 for our Chief Executive Officer and each of our four other most highly compensated executive officers (our "named executive officers").

	Annual Compensation					Long-Term Compensation Awards Securities Underlying Options

Name and Principal Position	Year	Salary	Bonus(1)		Other(2)
Faraj Aalaei Chief Executive Officer	2005 2004 2003	$375,000 377,885 321,231	$336,222 - 359,779	$	- - -	500,000 480,000 -

J. Scott Kamsler(3) Vice President and Chief Financial Officer	2005 2004 2003	255,231 117,308 -	114,316 50,000 -		- - -	30,000 200,000 -

Jitesh Vadhia(4) Senior Vice President and General Manager	2005 2004 2003	183,808 - -	84,262 - -		- - -	310,000 - -

Wayne Gartin(5) Vice President of Worldwide Sales	2005 2004 2003	144,844 41,319 -	- - -		135,354 43,692 -	30,000 200,000 -

Farshad Shakib(6) Former Vice President and General Manager	2005 2004 2003	148,077 239,423 163,558	- - 83,390		83,088 - -	295,001 - 305,000

Armando Pereira(7) Former Vice President and General Manager	2005 2004 2003	133,269 214,231 190,846	- - 27,523		65,769 - -	60,000 - 100,000

__________
(1)

The amounts disclosed in the Bonus column represent $336,222, $114,316 and $84,262 for performance bonuses earned in 2005 and paid in 2006 to each of Messrs. Aalaei, Kamsler and Vadhia, respectively, pursuant to our 2005 Performance Bonus Plan; $50,000 paid in 2005 to Mr. Kamsler pursuant to his employment agreement signed in 2004; $359,779, $33,390 and $27,523 for performance bonuses earned in 2003 and paid in 2004 to each of Messrs. Aalaei, Shakib and Pereira, respectively, pursuant to our 2003 Performance Bonus Plan; and $50,000 paid to Mr. Shakib in 2003 as an additional performance bonus pursuant to his employment agreement.

(2)

Represents commissions of $135,354 earned in 2005 and paid in 2005 and 2006 and $43,692 earned in 2004 and paid in 2005 to Mr. Gartin; and severance payments of $83,088 and $65,769 to Mr. Shakib and Mr. Pereira earned and paid in 2005.

(3)	Mr. Kamsler joined Centillium as Vice President and Chief Financial Officer in July 2004.
(4)	Mr. Vadhia joined Centillium as Senior Vice President and General Manager in April 2005.
(5)	Mr. Gartin joined Centillium as Vice President of Worldwide Sales in September 2004.

(6)

Mr. Shakib joined Centillium as Vice President and General Manager, Access & Networking Business Units in March 2003 and left Centillium in July 2005 (including one month as a consultant to Centillium).

(7)	Mr. Pereira joined Centillium as Vice President and General Manager, Optical Business Unit in August 2002 and left Centillium in June 2005.

Option Grants in Last Fiscal Year

The following table sets forth information regarding stock options granted to the named executive officers during fiscal year 2005.

	Individual Grants						Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year		Exercise Price ($/Sh)	Expiration Date
							5%($)	10%($)
Faraj Aalaei	500,000		10.8%		$2.53	1/15/15	$795,552	$2,016,084

J. Scott Kamsler	30,000		0.7%		2.61	7/27/15	49,242	124,790

Jitesh Vadhia	300,000 10,000		6.5 0.2	% %	2.01 2.61	4/22/15 7/27/15	395,638	1,002,623

Wayne Gartin	30,000		0.7%		2.61	7/27/15	49,242	124,790

Farshad Shakib	295,001	(1)	6.4%		2.17		-	-

Armando Pereira	60,000	(1)	1.3%		2.17		-	-

__________
(1)

Replacement options to purchase common stock granted on June 30, 2005 in exchange for the prior cancellation of preexisting options for 97% and 60% of the number of shares for Mr. Shakib and Mr. Pereira, respectively, in connection with our option exchange program as discussed below. The number of shares underlying the new option grants were dependent on the exercise price of the outstanding options.

(2)

The 5% and 10% assumed rates of appreciation are prescribed by the rules and regulations of the SEC and do not represent our estimate or projection of the future trading prices of its common stock. Unless the market price of the common stock appreciates over the option term, no value will be realized from these option grants. Actual gains, if any, on stock option exercises are dependent on numerous factors, including, without limitation, the future performance of the Company, overall business and market conditions, and the optionee's continued employment with the Company throughout the entire vesting period and option term, which factors are not reflected in this table.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information regarding shares acquired by the named executive officers during 2005 on exercise of stock options and unexercised options held by the named executive officers as of December 31, 2005.

Name	Shares Acquired on Exercise(#)	Value Realized($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In- the-Money Options at Fiscal Year-End($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Faraj Aalaei	-	$-	1,780,625	849,375	$177,291	$527,709
J. Scott Kamsler	-	-	70,833	159,167	18,417	59,683
Jitesh Vadhia	-	-	-	310,000	-	449,700
Wayne Gartin	-	-	62,500	167,500	64,375	167,725
Farshad Shakib	130,939	243,745	-	-	-	-
Armando Pereira	124,586	246,667	-	-	-	-

(1)

The "Value Realized" is based on the closing price of our Common Stock as quoted on the Nasdaq National Market on the date of exercise, minus the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

(2)	Based upon the market price of $3.48 per share, which was the closing price of our common stock on the Nasdaq National Market on December 31, 2005, less the option exercise price payable per share.

Report on Repricing of Options

In November 2004, we offered a voluntary stock option exchange program to our employees, except for our CEO and CFO. This exchange program was implemented to address the substantial loss in value of the outstanding stock options held by the Company's employees and the increasing inability of those options to serve as a meaningful performance incentive for our officers and employees.

Under this program, participants were offered the opportunity to surrender existing stock options with exercise prices equal to or greater than $4.00 per share for cancellation and exchange for new options to be granted six months and a day after the existing options were cancelled. In December 2004, stock options to purchase a total of 3.7 million shares of stock were surrendered by employees and cancelled under the option exchange program. On June 30, 2005, in connection with this program, we granted options to purchase approximately 2.1 million shares of common stock in exchange for the stock options surrendered and cancelled. The number of shares subject to new options granted to employees in exchange for the old stock options surrendered varied from one new option share for each old option share cancelled to one new option share for each five old option shares cancelled, based on the exercise price of the old options cancelled. The exercise price for the new options granted was $2.17 per share, which was equal to 100 percent of the market price of Centillium's common stock on the grant date. The other terms and conditions of the new stock options, including the vesting schedules, were substantially the same as the terms and conditions of the options cancelled.

Of the total number of options tendered under this program, options to purchase 405,000 shares were tendered by the executive officers named in the Summary Compensation Table, which appears in this Proxy Statement, and options to purchase 355,001 shares were granted to the executive officers named in the Summary Compensation Table who were eligible to participate in the program.

Ten-Year Option/SAR Repricings

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Date	Number of Securities Underlying Options/ SARs Repriced or Amended (#)	Market Price of Stock at Time of Repricing or Amendment ($)	Exercise Price at Time of Repricing or Amendment ($)	New Exercise Price ($)	Length of Original Option Term Remaining at Date of Repricing or Amendment
Farshad Shakib	6/30/2005	200,000	$2.17	$ 4.05	$2.17	7y 9m 1d
Former Vice President and General Manager	6/30/2005	50,000	2.17	4.70	2.17	7y 9m 11d
	6/30/2005	10,001	2.17	10.07	2.17	8y 17d
	6/30/2005	35,000	2.17	5.87	2.17	8y 4m 8d
Armando Pereira	6/30/2005	40,000	2.17	10.07	2.17	8y 17d
Former Vice President and General Manager	6/30/2005	20,000	2.17	5.87	2.17	8y 4m 8d

Compensation Committee of the
Board of Directors

Jere Drummond
Kamran Elahian

Change of Control Agreements

During 2000, we entered into a change of control severance agreement with Faraj Aalaei, our Chief Executive Officer. Under the terms of the agreement, if within 18 months following a change of control, as defined in the agreement, (1) Mr. Aalaei terminates his employment with us for good reason, as defined in the agreement, or (2) we terminate his employment without cause, as defined in the agreement, or (3) he dies or terminates employment due to becoming disabled, as defined the agreement, then:

  Mr. Aalaei is entitled to receive a lump sum severance payment equal to 100% of his annual base salary in effect immediately prior to the change of control or his termination, whichever is greater;
  all of Mr. Aalaei's outstanding options to purchase shares of our common stock shall immediately vest and become exerciseable;
  all shares of our common stock held by Mr. Aalaei subject to a right of repurchase shall immediately vest and such right of repurchase shall lapse; and
  Mr. Aalaei is entitled to company-paid health, dental, vision, long-term disability and life insurance benefits at the same level of coverage as was provided to Mr. Aalaei immediately prior to the change of control and at the same ratio of the company premium payment to employee premium payment as was in effect immediately prior to the change of control, until the earlier of (i) twelve (12) months from the date of termination, or (ii) the date upon which Mr. Aalaei becomes covered under another employer's group health, dental, vision, long-term disability and life insurance plans.

In 2002, we amended the change of control severance agreement with Mr. Aalaei. Under the terms of the amendment, Mr. Aalaei is entitled to receive severance benefits under the conditions set forth in the Original Agreement equal to 200% of an assumed annual base salary of $375,000 and 200% of an annual target bonus equal to an assumed annual base salary of $375,000, and shall have a period of five years following a change in control to exercise vested options at the time of, or which vest as a result of, a change in control.

During 2004, we entered into a change of control severance agreement with J. Scott Kamsler, our Vice President and Chief Financial Officer. Under the terms of the agreement, if within 18 months following a change of control, as defined in the agreement, (1) Mr. Kamsler terminates his employment with us for good reason, as defined in the agreement, or (2) we terminate his employment without cause, as defined in the agreement, then:

  Mr. Kamsler is entitled to receive a lump sum severance payment equal to 100% of his annual base salary in effect immediately prior to the change of control or his termination, whichever is greater; and
  the vesting of his initial grant of options to purchase 200,000 shares of our common stock will be accelerated by one year.

During 2004, we agreed to enter into a change of control severance agreement with Wayne Gartin, our Vice President of Sales. Under the terms of the agreement, if within 18 months following a change of control, as defined in the agreement, (1) Mr. Gartin terminates his employment with us for good reason, as defined in the agreement, or (2) we terminate his employment without cause, as defined in the agreement, then:

  Mr. Gartin is entitled to receive a lump sum severance payment equal to 50% of his annual base salary in effect immediately prior to the change of control or his termination, whichever is greater;
  the vesting of his initial grant of options to purchase 200,000 shares of our common stock will be accelerated by one year; and
  Mr. Gartin is entitled to receive company-paid health, dental and vision benefits at the same level of coverage as was provided to Mr. Gartin immediately prior to the change of control and at the same ratio of company premium payment to employee premium payment as was in effect immediately prior to the change of control, until the earlier of (i) six (6) months from the date of termination, or (ii) the date upon which Mr. Gartin becomes covered under another employer's group health, dental and/or vision plans.

During 2006, we entered into a change of control severance agreement with Jitesh Vadhia, our Senior Vice President and General Manager. Under the terms of the agreement, if within 18 months following a change of control, as defined in the agreement, (1) Mr. Vadhia terminates his employment with us for good reason, as defined in the agreement, or (2) we terminate his employment without cause, as defined in the agreement, then:

  Mr. Vadhia is entitled to receive a lump sum severance payment equal to 100% of his annual base salary in effect immediately prior to the change of control or his termination, whichever is greater;
  the vesting of his "first" grant of options to purchase 250,000 shares of our common stock will be accelerated by one year;
  the vesting of his "second" grant of options to purchase 50,000 shares of our Company common stock will vest 100% if the board believes in its sole discretion that Mr. Vadhia would have met the related performance milestones; provided that both (i) the change in control and (b) either (I) the involuntary termination other than for cause or (II) the voluntary termination for good reason occur prior to the end of fiscal year 2006; and

  Mr. Vadhia is entitled to receive company-paid health, dental and vision benefits at the same level of coverage as was provided to Mr. Vadhia immediately prior to the change of control and at the same ratio of company premium payment to employee premium payment as was in effect immediately prior to the change of control, until the earlier of (i) twelve (12) months from the date of termination, or (ii) the date upon which Mr. Vadhia becomes covered under another employer's group health, dental and/or vision plans.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors, executive officers and certain other executives. Such indemnification agreements will require us to indemnify our directors, executive officers and certain other executives to the fullest extent permitted by Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock, as of April 24, 2006, by:

• each person known to us to be the beneficial owner of 5% or more of our common stock;
• each of our directors and each of our current and former executive officers who is named in the "Executive Officers and Compensation" section above; and
• our directors and executive officers as a group.

The number of shares beneficially owned by each entity or person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire 60 days after April 24, 2006 (on or prior to June 23, 2006), through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table.

	Amount and Nature of Beneficial Ownership of Common Shares as of April 24, 2006
Name or Group of Beneficial Owners	Number	Percent (1)
5% Stockholders
SACC Partners LP; Riley Investment Management; B. Riley & Co.; Bryant Riley (2)	2,172,530	5.4%
11100 Santa Monica Blvd
Los Angeles, CA 90025

Kopp Investment Advisors, LLC; Kopp Holding Company LLC; Kopp Holding Company; LeRoy C. Kopp(3)	2,123,400	5.2%
7701 France Avenue South, Suite 500
Edina, MN 55435

Royce & Associates, LLC(4)	2,115,800	5.2%
1414 Avenue of the Americas
New York, NY 10019

Directors and Executive Officers
Faraj Aalaei(5)	2,719,810	6.4%
Kamran Elahian(6)	1,236,995	3.0%
Robert Hawk(7)	218,250	*	%
Lip-Bu Tan(8)	128,250	*	%
Jere Drummond(9)	112,188	*	%
Sam Srinivasan	-	*	%
J. Scott Kamsler(10)	95,834	*	%
Jitesh Vadhia(11)	72,917	*	%

Wayne Gartin(12)	87,500	*	%
Farshad Shakib	-	*	%
Armando Pereira	-	*	%

All directors and executive officers as a group (13 persons) (13)	4,671,744	10.7%

__________
*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Based on 40,447,547 shares outstanding on April 24, 2006.
(2)

The information provided with respect to these holdings is based on a Schedule 13G filed by such parties with the SEC on February 22, 2006. This filing contains information as of December 31, 2005 and may not reflect current holdings of our common stock. According to the Schedule 13G/A filed by such parties, these beneficial owners have sole dispositive and voting power over all shares listed next to their names in the table.

(3)

The information provided with respect to these holdings is based on a Schedule 13G filed by such parties with the SEC on January 19, 2006. This filing contains information as of December 31, 2005 and may not reflect current holdings of our common stock. For a statement on the relative dispositive and voting power of these parties, see the Schedule 13G filed on January 19, 2006.

(4)

The information provided with respect to these holdings is based on a Schedule 13G/A filed by Royce & Associates, LLC with the SEC on January 12, 2006. This filing contains information as of December 31, 2005 and may not reflect current holdings of our common stock. According to the Schedule 13G/A filed by Royce & Associates, LLC, it has sole dispositive and voting power over all shares listed next to its name in the table.

(5)

Includes 2,048,959 shares underlying options that will vest by June 23, 2006. Also includes 70,000 shares held in trust for Mr. Aalaei's children. Mr. Aalaei disclaims beneficial ownership of the shares held by the trust.

(6)

Includes 258,608 shares owned by the Kamran & Zohreh Elahian Charitable Trust. Mr. Elahian disclaims beneficial ownership of the shares held by the Trust. Also includes 421,188 shares underlying options that are exerciseable on or before June 23, 2006.

(7)	Includes 113,250 shares underlying options that are exerciseable on or before June 23, 2006.
(8)	Includes 13,000 shares held by the Lip-Bu Tan & Ysa Loo Trust, and 113,250 shares underlying options that are exerciseable on or before June 23, 2006.
(9)	Includes 107,188 shares underlying options that are exerciseable on or before June 23, 2006.
(10)	Includes 95,834 shares underlying options that are exerciseable on or before June 23, 2006.
(11)	Includes 72,917 shares underlying options that are exerciseable on or before June 23, 2006.
(12)	Includes 87,500 shares underlying options that are exerciseable on or before June 23, 2006.
(13)	Includes 3,060,086 shares underlying options that are exerciseable on or before June 23, 2006.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plans

The following table provides information as of December 31, 2005 with respect to the shares of our common stock that may be issued under our existing equity compensation plans. The table does not include the additional shares that may be issuable pursuant to the annual share increase to the 1997 Plan or the 2000 Employee Stock Purchase Plan ("Employee Stock Purchase Plan"). The following table provides information regarding our outstanding stock options in plans approved by stockholders compared to those stock options issued outside of stockholder approved plans as of December 31, 2005:

	Number of Shares to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by stockholders(1)	8,240,113	(3)	$4.72	7,852,109	(4)
Equity compensation plans not approved by stockholders(2)	769,908		3.23	3,201,435

Total	9,010,021		4.59	11,053,544

__________
(1)	Consists of the 1997 Plan and the Employee Stock Purchase Plan.
(2)	Consists of the 2001 Nonstatutory Stock Option Plan.
(3)

Excludes purchase rights accruing under our Employee Stock Purchase Plan. Under the Employee Stock Purchase Plan, each eligible employee may purchase up to 5,000 shares of common stock at semi-annual intervals on the last business day of May and November each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of common stock on the employee's entry date into the six-month offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date.

(4)

Includes shares of common stock available for future issuance under the 1997 Plan and Employee Stock Purchase Plan. As of December 31, 2005, 7,852,109 shares of common stock were available for issuance under the 1997 Stock Plan and 37,090 shares of common stock were available for issuance under the Employee Stock Purchase Plan. Both the 1997 Plan and the Employee Stock Purchase Plan contain annual automatic share increase provisions. Accordingly, the number of shares of common stock reserved for issuance under the 1997 Plan and the Employee Stock Purchase Plan will automatically increase on January 1 of each year by an amount equal to (a) in the case of the 1997 Plan, the least of (i) 5,000,000 shares of common stock, (ii) six percent (6%) of the outstanding shares of our common stock or (iii) an amount determined by the board; and (b) in the case of the Employee Stock Purchase Plan, one percent (1%), respectively, of the total number of shares of common stock outstanding on such date. On March 16, 2006, the reserves for the 1997 Plan and the Employee Stock Purchase Plan were increased by 2,412,356 shares and 400,000 shares, respectively.

Equity Compensation Plans Not Approved by Stockholders

2001 Nonstatutory Stock Option Plan

In February 2001, Centillium adopted the 2001 Nonstatutory Stock Option Plan, which authorized the grant of nonstatutory stock options to purchase shares of our common stock. Such shares may be authorized but unissued or reacquired common stock. The plan is administered by the board of directors or any of its Committees and provides for options to be issued to employees and consultants of Centillium only and not to officers and directors, except in connection with an officer's initial service to Centillium. Options generally vest over a period of four years from the date of grant and exercise prices for such options shall be determined by the plan administrator, with the exercise prices generally being not less than the fair value of the common stock at the date of grant. Upon termination of the option holder's employment, any unvested stock issued shall revert back to the plan.

STOCK PRICE PERFORMANCE GRAPH

The following graph compares the total cumulative stockholder return on our common stock with the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the Nasdaq Telecommunications Index for the period from May 24, 2000 (based on the offering price of our stock on our first day of trading on the Nasdaq National Market) through December 31, 2005. Total cumulative stockholder return assumes $100 invested at the beginning of the period in our common stock, the stocks represented in the Nasdaq Stock Market (U.S.) Index and the stocks represented in the Nasdaq Telecommunications Index, respectively, and assumes reinvestment of any dividends (we have paid no dividends on our common stock). Historical stock price performance should not be relied upon as indicative of future stock price performance.

PROPOSAL TWO:    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the 2006 fiscal year. During the 2005 fiscal year, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax and other consulting services. Although we are not required to seek stockholder approval of this appointment, our board of directors believes it to be sound corporate practice to do so. If the appointment is not ratified, the Audit Committee of the board of directors will investigate the reasons for stockholder rejection, and the board will reconsider the appointment. Even if the selection is ratified, our Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in Centillium's best interests and in the best interests of our stockholders.

Representatives of Ernst & Young LLP are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, to make a statement.

Independent Registered Public Accounting Firm Fee Information

The Audit Committee is directly responsible for the appointment, compensation, and oversight of our independent registered public accounting firm. In addition to retaining Ernst & Young LLP to audit our consolidated financial statements for 2006, the Audit Committee retained Ernst & Young LLP to provide other auditing and advisory services in 2006. The Audit Committee understands the need for Ernst & Young LLP to maintain objectivity and independence in its audits of our financial statements. The Audit Committee has reviewed all non-audit services provided by Ernst & Young LLP and has concluded that the provision of such services was compatible with maintaining Ernst & Young LLP's independence in the conduct of its auditing functions.

To help ensure the independence of the independent registered public accounting firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by its independent registered public accounting firm. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting.

The aggregate fees billed by Ernst & Young LLP for audit and non-audit services provided to Centillium in 2005 and 2004 were as follows:

Service Category	2005	2004
Audit Fees(1)	$1, 065,000	$1,288,000
Audit-Related Fees(2)	0	51,000
Fees for Tax Services(3)	38,000	90,000

Total	$1,103,000	$1,429,000

__________
(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements, accounting and reporting consultations, and audit services provided in connection with other statutory or regulatory filings. In 2005, audit fees also included services incurred in connection with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)

Audit-related services principally include due diligence in connection with business transactions and assistance provided regarding understanding the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

(3)	Tax services include tax compliance, tax advice and tax planning (including expatriate tax services).

Policy on Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and detailed as to the particular service or category of services, and is generally subject to a specific budget.

Required Vote; Recommendation of the Board

The proposal to ratify the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

OTHER INFORMATION

Annual Report

Our Annual Report to Stockholders for fiscal year 2005 was sent to our stockholders together with this proxy statement. Upon written request, we will furnish, without charge, a copy of our Annual Report on Form 10-K filed with the SEC for our most recent fiscal year, including financial statement schedules but not including the exhibits. Please direct written requests to:

Investor Relations
Centillium Communications, Inc.
215 Fourier Avenue
Fremont, California 94539

Other Business at the Annual Meeting

The board of directors does not intend to present any business for action at the meeting other than the election of directors and the proposals set forth herein, nor does it have knowledge of any matters that may be presented by others. If any other matter properly comes before the meeting, the persons named in the accompanying form of proxy intend to vote the shares they represent as the board of directors may recommend.

Method and Cost of Solicitation

The cost of solicitation of proxies will be paid by Centillium. In addition to solicitation by mail, our employees, for no additional compensation, may request the return of proxies personally or in writing, by telephone, e-mail or other means. We will, on request, reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of our stock to execute proxies.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, "Reporting Persons"), to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, we believe that during our fiscal year ended December 31, 2005, all Reporting Persons timely filed all such reports other than Mr. Vadhia who filed one late Form 4 in connection with a grant of stock options.

The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of its code of ethics that applies to the registrant's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the code of ethics definition enumerated hereunder by posting such information on its Internet website at www.centillium.com.

Deadline for Receipt of Stockholder Proposals

Our stockholders may submit proposals that they believe should be voted upon at the annual meeting or nominate persons for election to our board of directors. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in the proxy statement for our 2007 annual meeting. Any such stockholder proposals must be submitted in writing to the office of our Chief Financial Officer at the address set forth in the Notice of Annual Meeting immediately preceding this proxy statement, no later than January 16, 2007. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our 2007 proxy statement.

Alternatively, under our bylaws, a proposal or a nomination that the stockholder does not seek to include in our 2007 proxy statement pursuant to Rule 14a-8 may be submitted in writing to the office of our Chief Financial Officer, for the 2007 annual meeting of stockholders, not less than 120 days prior to the anniversary of the date on which we first mail our proxy materials for this year's annual meeting. For our 2007 annual meeting, this means that any such proposal or nomination will be considered untimely if submitted to us later than January 16, 2007. As described in our bylaws, the stockholder submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of our common stock. If a stockholder gives notice of such a proposal after the deadline computed in accordance with our bylaws, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year's annual meeting. The enclosed proxy card grants the proxy holder discretionary authority to vote on any matter properly brought before the annual meeting.

By Order of the Board of Directors

J. Scott Kamsler
Vice President , Chief Financial Officer and Secretary

Fremont, California
May 16, 2006

PROXY	PROXY

CENTILLIUM COMMUNICATIONS
ANNUAL MEETING OF STOCKHOLDERS

June 21, 2006

2:00 p.m. Pacific Time

     The undersigned hereby appoints Faraj Aalaei and J. Scott Kamsler to act as proxies for the undersigned, with full power of substitution, and to vote all shares of Common Stock of Centillium Communications, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held on June 21, 2006, at 2:00 p.m. Pacific Time, at the Company's headquarters, 215 Fourier Avenue, Fremont, CA 94539 and at any and all adjournments or postponements thereof as set forth on the reverse side.

THIS PROXY IS SOLICITED BY
THE BOARD OF DIRECTORS OF CENTILLIUM COMMUNICATIONS, INC.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" EACH OF THE NOMINEES LISTED IN PROPOSAL 1
AND "FOR" PROPOSAL 2.

Address Changes/Comments: ___________________________________________________________
______________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be marked, dated and signed, on the other side)
CENTILLIUM COMMUNICATIONS, INC. 215 FOURIER DRIVE FREMONT, CA 94539

VOTE BY MAIL
 Mark, sign and date your proxy card and return it in the
postage-paid envelope we have provided or return it to
Centillium Communications, Inc., c/o ADP, 51 Mercedes
Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CENT1	KEEP THIS PORTION FOR YOUR RECORDS

Ù FOLD AND DETACH HERE Ù
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CENTILLIUM COMMUNICATIONS, INC.

Vote on Directors

The election as directors of all nominees listed (except as marked to the contrary to the right) 01 Jere Drummond 02 Faraj Aalaei	For All ☐	Withhold All ☐	For All Except ☐	INSTRUCTION: To withhold your vote for any individual nominee, mark "For All Except" and write that nominee's name on the line provided below. _______________________________________

Vote on Proposal

The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Centillium Communications Inc., for the year ending December 31, 2006.	For ☐	Against ☐	Abstain ☐

This proxy is revocable and will be voted as directed. If no instructions are specified, this proxy will be voted FOR each of the proposals listed at the Annual Meeting and any adjournment(s) and postponement(s) thereof. If any other business is presented at the Annual Meeting, this proxy will be voted by Faraj Aalaei or J. Scott Kamsler in his best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

PLEASE COMPLETE DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and of a Proxy Statement dated May 16, 2006 and of the Annual Report to Stockholders.

NOTE: Please sign as name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.
For address changes and/or comments, please check this box and write them on the back where indicated.	☐
Please indicate if you plan to attend this meeting.	Yes ☐	No ☐
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

_________________________________	_______	_________________________________	_______
Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Ù FOLD AND DETACH HERE Ù